Exhibit 99.1

FOR IMMEDIATE RELEASE

COUNTY BANCORP, INC. INCREASES QUARTERLY CASH DIVIDEND BY 25%

Manitowoc, WI, February 17, 2016 – County Bancorp, Inc. (NASDAQ: ICBK), the parent company for Investors Community Bank, announced that on February 16, 2016 its Board of Directors increased its quarterly cash dividend by 25%, from $0.04 to $0.05 per share.  The dividend will be payable March 11 2016, to shareholders of record on February 26, 2016.

“The increase in our dividend payment reflects a solid performance in 2015 as well as our ongoing strength and confidence in the future,” said Timothy J. Schneider, President of County Bancorp, Inc. and CEO of Investors Community Bank.

About County Bancorp, Inc.

County Bancorp, Inc., a Wisconsin corporation and registered bank holding company founded in May 1996, and our wholly-owned subsidiary Investors Community Bank, a Wisconsin-chartered bank, are headquartered in Manitowoc, Wisconsin.  The state of Wisconsin is often referred to as “America’s Dairyland,” and one of the niches we have developed is providing financial services to agricultural businesses statewide, with a primary focus on dairy-related lending.  We also serve business and retail customers throughout Wisconsin, with a focus on northeastern and central Wisconsin. Our customers are served from our full-service locations in Manitowoc and Stevens Point, and our loan production offices in Darlington, Eau Claire, Sheboygan, and Fond du Lac.

###

Investor Relations Contact

Timothy J. Schneider

CEO, Investors Community Bank

Phone: (920) 686-5604

Email: tschneider@investorscommunitybank.com